Exhibit 4


     NUI CORPORATION EMPLOYEE STOCK PURCHASE PLAN


     PURPOSE

       1.01. Purpose. The NUI Corporation Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of NUI Corporation, its subsidiary corporations and divisions (hereinafter collectively referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the voting common stock of the Company, no par value (the "Common Stock"). It is not the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986.


     DEFINITIONS

       2.01. Base Pay. "Base Pay" shall mean regular earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and marketing or other incentive payments.

       2.02.  Board.  "Board" shall mean the Board of Directors of NUI
     Corporation.

       2.03. Committee. "Committee" shall mean the individuals described in Article XI.

       2.04. Employee. "Employee" shall mean any person who is customarily employed on a full-time or part-time basis by the Company and is regularly scheduled to work more than 20 hours per week and whose customary employment is for more than 5 months in any calendar year.

       2.05. Plan Year. A "Plan Year" shall mean the twelve month period commencing on the date of the implementation of the Plan and each successive twelve month period.

       2.06. Subsidiary Corporation. "Subsidiary Corporation" shall mean any corporation which at any time (i) has more than 50% in value of its stock owned directly or indirectly by NUI Corporation and (ii) is designated as a participating subsidiary in the Plan by the Committee.


     ELIGIBILITY AND PARTICIPATION

       3.01. Initial Eligibility. Any Employee who shall have completed one hundred eighty (180) consecutive days of employment and shall be employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in the Plan.

       3.02. Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 180 days of such leave of absence. An Employee's employment shall be deemed to have terminated at the close of business on the 180th day of a leave of absence unless the Employee shall have returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 180th day.

       3.03. Commencement of Participation. An eligible Employee may become a participant in the Plan either (a) by completing an authorization for a payroll deduction on the form provided by the Committee and filing it with the Committee on or before the filing date set by the Committee, or (b) by making a payment ($100 minimum) to the Company no later than three (3) business days following the close of the calendar month with respect to which the payment is being made. Payroll deductions for a participant shall commence with the first payroll after his or her authorization for a payroll deduction becomes effective and shall end on the termination of the Plan or the participant's earlier termination of participation.


     SHARES OF COMMON STOCK

       4.01. Shares Offered. The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment as provided in Section 12.03, shall be 240,000 shares.

       The Plan shall terminate upon the issuance of the maximum number of shares of Common Stock and as provided in Section 12.04.


     DEDUCTIONS AND PAYMENTS

       5.01. Amount of Payroll Deduction. At the time a participant files an authorization for payroll deduction, he or she shall elect to have deductions made from pay on each payday during the time he or she is a participant at the rate of a whole number percentage from 1% to 10% of Base Pay in effect at that date. In the case of a part-time hourly Employee, such Employee's Base Pay shall be determined by multiplying such Employee's hourly rate of pay then in effect by the then number of regularly scheduled hours of work for such Employee.

       5.02. Participant's Account. All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may make optional cash payments of at least $100 into such account during any month or within three business days following the end of the month, the total of which payments when aggregated with all other optional cash and payroll deduction payments at any time during a Plan Year shall not exceed 10% of his or her current annualized Base Pay.

       5.03. Changes in Payroll Deductions. A participant may discontinue payroll deductions or change his or her percentage deduction rate no fewer than 10 business days before the beginning of the calendar month for which the change is to become effective.

       5.04. Leave of Absence. If a participant goes on a leave of absence, such participant shall have the right to elect no less than 10 business days prior to such leave, on forms supplied by the
     Committee: (a) to withdraw the balance in his or her account pursuant to Section 8.01, or (b) to discontinue contributions to the Plan but remain a participant in the Plan.

     GRANTING OF OPTION

       6.01. Number of Option Shares. Each participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to 10% of the Employee's annualized Base Pay with respect to each Plan Year, divided by 85% of the market value of the Common Stock determined as provided in Section 6.02 (an "Option"). An Employee's Base Pay shall be his or her normal monthly rate of pay (as in effect on the first day of participation during such plan year) multiplied by 12, provided that a part time hourly Employee's Base Pay shall be determined in accordance with Section 5.01.

       6.02. Option Price. The Option price of Common Stock purchased with payroll deductions or optional cash payments made during (and up to three business days following in the case of optional cash payments) any calendar month shall be the lower of:

          (a) 85% of the mean between the highest and lowest prices at which the Common Stock is traded on a national securities exchange on the first business day of the month or, if there is no sale on such exchange on such date, the mean between the bid and asked prices on such exchange at the close of the market on such date, or if the market is closed on such date, the nearest prior trading day; or

          (b) 85% of the mean between the highest and lowest prices at which the Common Stock is traded on a national securities exchange on the day on which the Option is exercised, or, if there is no sale on such exchange on such date, the mean between the bid and asked prices on such exchange at the close of the market on such date, or if the market is closed on such date, the nearest prior trading day.

       If the Common Stock is not traded on a national securities exchange on any of the aforesaid dates for which prices are to be determined, then the option price shall be 85% of fair market value of the Common Stock on that date, as determined by the Committee.


     EXERCISE OF OPTION

       7.01. Automatic Exercise. Unless a participant gives written notice to the Company as hereinafter provided, his or her Option for the purchase of stock with payroll deductions and/or optional cash payments made during or with respect to any calendar month will be deemed to have been exercised automatically on the last business day of such calendar month (but in no event prior to the approval of this Plan by the shareholders of NUI Corporation and such regulatory bodies as are required) for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account at that time and optional cash payments will purchase at the applicable Option price. Any excess remaining in the participant's account after exercise because of the non-issuance of fractional shares will be carried in the account to the next month. Any other excess will be returned to the participant, without interest. If a participant violates Section 7.04, any excess remaining in his or her account shall be returned to the participant, without interest.

       7.02. Fractional Shares. Fractional shares will not be issued under the Plan and any amounts which would have been used to purchase fractional shares and which remain in the participant's account on the termination of the Plan will be returned to the participant, without interest.

       7.03. Transferability. (a) During the lifetime of a participant, his or her right to exercise an Option granted under the Plan shall be exercisable only by such optionee or, if then permitted under Section 16 of the Securities Exchange Act of 1934, as amended, or regulations thereunder, pursuant to a qualified domestic relations order as defined in the Internal Revenue Code and regulations thereunder (a "QDRO") and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or, it then permitted by Section 16, pursuant to a QDRO.

       (b) Any transfer of Common Stock purchased by the exercise of an Option granted under the Plan shall comply with all applicable restrictions and holding periods set forth in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended and any other requirements imposed by law.

       7.04. Minimum Holding Period. Common Stock purchased by a participant shall not be transferred by him or her during the period commencing on the date of purchase and ending six months and one day thereafter. Any transfer in violation of this Section 7.04 shall cause the suspension of the participant from the Plan. The participant will not be permitted to re-enroll in the payroll deduction feature of the Plan for six months from the violation and will not be permitted to participate in the optional cash payment feature for the remainder of the then current Plan Year and the next succeeding Plan Year.

       7.05. Delivery of Common Stock. Unless otherwise requested by a participant, shares of Common Stock credited to a participant will be maintained in a uncertificated form by the agent designated by the Company. The Committee shall establish procedures governing this withdrawal of shares from participants' accounts.


     WITHDRAWAL

       8.01. In General. A participant may withdraw amounts credited to his or her account under the Plan which have not theretofore been used to purchase Common Stock by giving written notice to the Committee at least 10 business days prior to the last pay day of a month. All of the cash balance credited to the participant's account will be paid to him or her promptly after receipt of such notice of withdrawal, no further payroll deductions will be made from his or her pay during such month and no cash payment may be made by the participant with respect to such month.

       8.02. Effect on Subsequent Participation. A participant's account withdrawal pursuant to Section 8.01 will bar him or her from participating for the three (3) subsequent calendar months. This
     Section 8.02 may be amended to reduce this period at the discretion of the Committee.

       8.03. Termination of Employment. Upon termination of the participant's employment for any reason, including retirement, but excluding death, any amounts credited to his or her account will be returned to the participant, without interest.

       8.04. Termination of Employment Due to Death. Upon termination of the participant's employment because of death, his or her beneficiary (as defined in Section 12.01) shall be entitled to receive the remaining cash balance credited to the participant's account under the Plan as of the date of the participant's death, without interest.

       8.05. Leave of Absence. A participant while on leave of absence, subject to the election made by such participant pursuant to Section 5.04, shall continue to be a participant in the Plan. A participant who has been on leave of absence for more than 180 days and who therefore is no longer an Employee for purposes of the Plan shall not be entitled to participate in the Plan after the 180th day of such leave of absence.


     INTEREST

       9.01. Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant.


     PRO-RATING OPTIONS

       10.01. Pro-Rating Options. If the total number of shares for which Options are exercised with respect to the final month of the Plan exceeds the maximum number of shares available for sale under the Plan, the Company shall make a pro-rata allocation of any remaining shares available for delivery and distribution for such month in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, (after first granting preference to options exercised by payroll withholding) and any balance credited to the account of each participant under the Plan shall be returned as promptly as possible.

       10.02. Participant's Interest in Option Stock. The participant will have no interest in stock covered by his or her Option until such Option has been exercised.

       10.03. Registration of Stock. Stock delivered to a participant under the Plan will be registered in the name of the participant. If at any time the Company shall determine in its discretion that the listing, registration or qualification of shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the sale or purchase of shares of Common Stock hereunder, no Option may be exercised unless and until such listing registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

       10.04. Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for Common Stock upon the exercise of an Option granted under the Plan or to record as a holder of record of Common Stock the name of the individual exercising an Option under the Plan or his or her transferee, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee and without complying, to the Committee's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the Committee.


     ADMINISTRATION

       11.01. Appointment of Committee. The Plan shall be administered by the Committee which is appointed from time to time by the Board. The Committee shall consist of three (3) or more members of the Board, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. A majority of the members of the Committee shall constitute a quorum. A majority vote of the members of the Committee present at a meeting at which a quorum is present shall be required for the Committee to take action under the Plan.

       11.02. Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have full authority to interpret and construe the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

       11.03. Rules Governing the Administration of the Committee. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places and in such manner as it shall deem advisable. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable, subject to applicable law. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


     MISCELLANEOUS

       12.01. Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any Common Stock and/or cash remaining in the participant's Plan account following the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Committee. Upon the death of a participant and upon receipt by the Committee of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Committee shall deliver such Common Stock and/or cash to the beneficiary. In the event of the death of a participant where there is no beneficiary validly designated under the Plan who is living at the time of such participant's death, the Committee shall deliver such Common Stock and/or cash to the participant's personal representative, or if no such representative has been appointed (to the knowledge of the Committee), the Committee in its discretion, may deliver such Common Stock and/or cash to the spouse or to any one or more dependents of the participant as the Committee may designate. No beneficiary, prior to the death of the participant by whom he or she has been designated, shall acquire any interest in the Common Stock or cash credited to the participant under the Plan.

       12.02. Use of Funds. Prior to exercise of Options, all payroll deductions and optional cash payments received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions and optional cash payments.

       12.03. Adjustment Upon Changes in Capitalization. (a) If, while any Options are outstanding, the outstanding shares of Common Stock have been increased, decreased, changed into, or been exchanged for a different number or kind of shares of securities of NUI Corporation through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding Options and to the Option exercise price or prices applicable to such outstanding Options. In addition, in any such event, the number and/or kind of shares which may be offered in the offering described in Section 4.01 shall also be appropriately adjusted. No adjustments shall be made for stock dividends. For the purposes of this section, any distribution of Common Stock to shareholders in an amount aggregating 5% or more of the outstanding shares of Common Stock shall be deemed a stock split and any distributions of Common Stock aggregating less than 5% of the outstanding shares of Common Stock shall be deemed a stock dividend.

       (b) Upon the dissolution or liquidation of NUI Corporation, or upon a reorganization, merger or consolidation of NUI Corporation with one or more corporations as a result of which NUI Corporation is not the surviving corporation, or upon a sale of substantially all of its property or stock to another corporation, or a sale or spin off of a division or a Subsidiary Corporation, the affected holder of each Option then outstanding under the Plan will thereafter be entitled to receive at the next date for the exercise of such Option, for each share of Common Stock as to which such Option would have been exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board and the Committee shall take such steps in connection with such transactions as the Board and the Committee respectively shall deem necessary to assure that the provisions of this Section 12.03 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which the holder of such Option might thereafter be entitled to receive.

       12.04. Amendment and Termination. The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the shareholders of the Company (i) increase the maximum number of share of Common Stock which may be issued under any Offering (except pursuant to Section 12.03); (ii) amend the requirements as to the class of Employees eligible to purchase Common Stock under the Plan or to permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may adversely affect the rights of any participant under an Option without the consent of all participants.

       12.05. Effective Date. The Plan shall become effective as of February 1, 1996 subject to approval by the required vote of the holders of the Common Stock at a special or annual meeting of the shareholders of NUI Corporation held on or before November 27, 1996 and such regulatory approvals as may be required. If the Plan is not so approved, the Plan shall not become effective and any payroll withholdings and optional cash payments shall promptly be returned to the Employees. No Common Stock shall be purchased under the Plan prior to its having been approved by the Company's shareholders and such regulators as may be required.

       12.06. No Employment Rights. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation or employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

       12.07. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

       12.08. Indemnification; Limitation of Liability. (a) Committee members exercising their functions under this Plan are serving as directors of NUI Corporation and they shall therefore be entitled to all rights of indemnification and advancement of expenses accorded directors of NUI Corporation.

       (b) NUI Corporation, any Subsidiary Corporation, and any member of the Committee or the Board, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall not have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

       12.09. Withholding Taxes. The Company shall require a payment from a participant to cover applicable withholding for income and employment taxes upon the happening of any event pursuant to the Plan which requires such withholding. The Company reserve the right to offset such tax payment from any funds which may be due the participant from the Company or its subsidiaries or divisions.

       12.10. Governing Law. The law of the State of New Jersey will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.